EXHIBIT 23.6

CONSENT OF independent engineers

As independent engineering consultants, Williamson Petroleum Consultants, Inc. hereby consents to the references to us under the caption “Business and Properties” in this Registration Statement on Form S-4 of Resaca Exploitation, Inc.

/s/ Williamson Petroleum Consultants, Inc.

WILLIAMSON PETROLEUM CONSULTANTS

Midland, Texas

October 22, 2009